Exhibit 99.1

EXECUTIVE DEFERRED COMPENSATION PLAN

Summary & Highlights

2015

This document constitutes part of a prospectus relating to 500,000 shares of common stock, $0.10 par value per share, of Aflac Incorporated and $60,000,000 of deferred compensation obligations.  The shares and other obligations are being offered to certain eligible employees who elect to participate in the Aflac Incorporated Executive Deferred Compensation Plan.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933.

March 16, 2015

		AFLAC INCORPORATED EXECUTIVE DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS

	Page No.

Introduction	2

General Information About the EDCP and Administration	2

Highlights of the EDCP	3	_____________

Federal Income Tax Consequences	14	PROSPECTUS
		_____________
Incorporation of Documents by Reference	15

Description of Investment Funds	19

You may contact Milliman to make investment election changes in any of the following ways:
March 2015
By internet:

www.millimanbenefits.com

By toll-free telephone:

1-866-767-1212

By Webchat or email:

www.millimanbenefits.com

INTRODUCTION

The Aflac Incorporated Executive Deferred Compensation Plan (referred to in this booklet as the Plan or the EDCP) is a nonqualified deferred compensation plan provided by Aflac Incorporated (referred to in this booklet as the Company or Aflac) to allow a select group of management or highly compensated employees an opportunity to save a portion of their pay, either on a short-term basis or for their retirement years, on a favorable tax basis.  Companies participating in the EDCP include Aflac and its affiliates that have adopted the EDCP (which are collectively referred to in this booklet as the Participating Companies).

This booklet is intended to inform you of the relative risks and benefits of contributing to the EDCP and of investing all or a portion of your account balance in common stock, par value $0.10 per share, of the Company (referred to in this booklet as Aflac Common Stock), and is part of the prospectus for the Plan.  This prospectus describes the way the EDCP operates and provides other information regarding the investment of the assets of the EDCP in Aflac Common Stock (although additional investments in Aflac Common Stock are no longer allowed), as well as describing important limitations on withdrawals from the Plan.  In connection with this Prospectus, a total of 500,000 shares of Aflac Common Stock and $60,000,000 of deferred compensation obligations are registered for offer and issuance under the EDCP.

GENERAL INFORMATION ABOUT THE EDCP AND ADMINISTRATION

If you have any questions about the EDCP, you may contact:

Human Resources
Aflac Incorporated, Worldwide Headquarters
1932 Wynnton Rd.
Columbus, GA  31999
Telephone:  706-243-0618
Facsimile:  706-596-3788

Milliman serves as record keeper for the EDCP.  For details regarding your account activity and current elections, including investment elections, contact Milliman:

By internet:

www.millimanbenefits.com

By toll-free telephone:

1-866-767-1212

By Webchat:

www.millimanbenefits.com

HIGHLIGHTS OF THE EDCP

These Highlights provide a brief summary of the EDCP provisions.  The official, complete plan documents govern all aspects of the EDCP’s operation and administration.  The EDCP is on file with the Administrative Committee and in the Company’s filings with the Securities and Exchange Commission, and copies may be obtained upon request from Aflac’s Employee Benefits Department, P.O. Box 5248, Columbus, Georgia, 31906-0248.

What is the purpose of the EDCP?

No asset is more important to Aflac than our employees.  Aflac provides the EDCP to allow highly valued members of our team an opportunity to save money – whether for short-term goals or for their retirement years – on a favorable tax basis, above the limits that apply to Aflac’s 401(k) plan.  The EDCP is an unsecured promise by the Company to provide specified benefits at a future date.  This Plan allows you to:

▶	Get an immediate tax break;

▶	Accumulate more savings for retirement on a tax-advantaged basis than Aflac’s 401(k) plan permits;

▶	Save money on a shorter-term basis for personal goals with potential tax advantages over regular, after-tax personal savings;

▶	Defer taxation on deemed investment income and gains that are credited to deferred amounts; and

▶	Potentially enjoy higher equivalent rates of return than on personal after-tax savings.

What type of plan is the EDCP?

The EDCP is a nonqualified deferred compensation plan designed to benefit a select group of management and highly compensated employees.  As a nonqualified deferred compensation plan, the EDCP is subject to the restrictions of Section 409A of the Internal Revenue Code, which restricts things like the timing of deferral elections, changes to deferral elections, the timing of payments, and changes to the timing of payments.  Benefits contributed or which became vested after 2004 (referred to in this booklet as post-2004 benefits) are intended to comply with the requirements of Section 409A.  The EDCP is considered exempt from most provisions of the Employee Retirement Income Security Act, other than the enforcement provisions.  Although Aflac may set aside money to pay benefits under the Plan, the money is always subject to the claims of Aflac’s general creditors in the event of bankruptcy.

How does the EDCP differ from Aflac’s 401(k) plan?

In many respects, this Plan is similar to Aflac’s 401(k) plan; for example: you may elect to defer a portion of your pay; federal and state income taxes on deferrals and investment returns are deferred until distributed; and there are a variety of investment options.  Aflac may make matching contributions or other company contributions for you.  However, there are some important differences between this Plan and Aflac’s 401(k) plan that you should understand before deciding to participate.  See page 17 for a chart comparing the plans. We recommend that you consult your personal financial and tax advisors to help you determine what level of participation best fits within your personal financial plan.

ELIGIBILITY

Am I eligible to participate in the EDCP?

You are eligible to participate in the EDCP if you are:

▶	a U.S.-based employee of a Participating Company; and
▶	either an officer, other than an Assistant Vice President, or you hold the title of Director, but not Market Director, Co-Market Director or Assistant Market Director.

You may also become eligible to participate if the Compensation Committee of Aflac’s Board of Directors selects you as a participant, even if you do not meet the above requirements.

When is my participation effective?

You will become eligible to participate in the EDCP on the first day of the calendar month that occurs on or after the date you first meet the eligibility requirements described above.

Will I be eligible to make contributions to the EDCP for future Plan Years?

Each year, if you meet the eligibility requirements on January 1, you will be eligible to participate for the entire calendar year, even if your status changes during the year so that you would no longer meet those requirements.  However, if you do not meet the eligibility requirements at the beginning of any calendar year, you will not be able to participate for that year.  In addition, if you have a pre-2005 account balance and take an in-service distribution with a 10% penalty (commonly known as a haircut withdrawal) as described below, you will not be permitted to defer your base pay or bonus earned during the next calendar year after you take the withdrawal.

CONTRIBUTIONS

What is the limit on my contributions to the EDCP?

You may contribute up to 75% of your base pay to the EDCP.  In addition, you may contribute up to 100% of your annual bonus payable under the Aflac Management Incentive Plan or any successor plan, and any annual sales-based bonus plan.

These contributions will be deducted automatically from your pay each pay period before any federal income taxes are withheld, although the amount of your contribution may be reduced if necessary to cover required Social Security and Medicare tax withholdings.  Unless required by law, state and local income taxes will not be deducted.  In most cases, only Social Security and Medicare taxes will be withheld from your base pay and bonus deferrals under the Plan.

How do I make an election to contribute?

New Participants.  If you are a new participant, you may make a base pay deferral election within 30 days of first becoming eligible to participate.  This 30-day period does not apply if you participated in the

EDCP or another nonqualified account balance plan maintained by Aflac within the previous 24 months.  Also, you may not make a bonus deferral election mid-year, even if you are a new participant.  If you make a timely base pay deferral election, your deductions will begin with the second payroll period that begins after the end of the 30-day election period.

Ongoing Participation.  After the initial election, or if the 30-day period does not apply, you may only make base pay and bonus deferral elections for a given calendar year by making an election during the annual enrollment period before the beginning of the calendar year.  The election you make will apply to your base pay for the upcoming year and to your bonus that is earned during the upcoming year, which is generally paid in the following year.  You must submit a new election for each year to continue participating in the EDCP – your elections will not carry over into the next year.

IMPORTANT: On the deadline for making the contribution election for an upcoming calendar year, the election is irrevocable in most cases.

When will my contributions end?

If you do not submit a deferral election during any annual enrollment period, your base pay and bonus earned in the next calendar year will not be deferred.  In addition, deferral elections may terminate at the Administrative Committee’s discretion if you have an unforeseeable emergency, or may automatically terminate because you have taken a hardship withdrawal from Aflac’s 401(k) plan.  Also, if you “separate from service” with Aflac and its affiliates during the year, your deferrals will be discontinued.  Otherwise, deferral elections are generally irrevocable after the election periods described above.

What will happen to my deferral election if I terminate employment?

If you “separate from service” with Aflac and its affiliates (as described below), your deferral elections will be cancelled.  Therefore, if you are rehired or return to full-time service during the same year, your base pay and bonus for the year will not be deferred after rehire or increase in hours.  You may make a new election to defer under the EDCP in the next open enrollment period if you are eligible.

What will happen to my deferral election if I change positions?

If you change jobs and are no longer an eligible officer or Director under the EDCP, your deferrals will continue through the end of the year (including with respect to the bonus you earn that year).  Beginning with the next calendar year, you will no longer participate in the EDCP, until you return to an eligible position.

Will Aflac make any company contributions?

Aflac may make contributions at its discretion.

ACCOUNTS AND VESTING

Will I have an account in the EDCP?

When you begin participating in the EDCP, a bookkeeping account will be established for you.  Your account will be segregated into sub-accounts for each account type, as may be appropriate for the record-keeping of the Plan.  You will have a separate subaccount for each contribution type with a distinct distribution election.  Your account will also be separated into pre-2005 amounts (representing any contributions that were made and vested by the end of 2004) and post-2004 amounts (representing any contributions that were made or first became vested after the end of 2004).

Any activity, such as contributions withdrawals and earnings, will be applied to your bookkeeping account.  As described below under the heading “INVESTMENTS,” your account balance will also be adjusted for investment gains and losses (whether realized or unrealized) each business day, based on the value of investment funds you select from among the funds offered under the EDCP.  However, there is no actual investment account for you under the EDCP, and your account and investments consist solely of bookkeeping entries.

When will I be vested?

You are always fully vested in your salary and bonus deferrals, and any matching contributions for years before 2015.  Other matching and discretionary contributions that Aflac makes from time to time will vest as determined by Aflac at the time the contribution is made.  The vesting conditions will be communicated to you if you become eligible to receive one of those contributions.  If there is a change in control of the Company, all contributions made prior to the change in control will become fully vested.

What if I leave employment before becoming fully vested?

If you leave employment with Aflac and its affiliates before becoming fully vested under the EDCP, any unvested portion of your account will be forfeited.

Are there other circumstances when my account may be subject to offsets or deductions?

Your account may be reduced to satisfy tax withholding requirements.  In addition, your account may be offset by amounts that you owe to Aflac and its affiliates in certain circumstances.  Furthermore, the Company may require you to sign a receipt and release for any payment that is scheduled to be made under the EDCP.  If you do not sign the receipt and release in time for your payment to be made in accordance with the timing rules of Internal Revenue Code Section 409A, the payment will be forfeited.

When will I get an account statement?

You may view or download your daily account activity at any time by logging on to millimanbenefits.com.  Following each calendar quarter an account statement will be posted to millimanbenefits.com and will be available online at any time.  You may also choose to receive a written statement of your account to be mailed to you each calendar quarter by opting out of eCommunications.

WITHDRAWALS AND DISTRIBUTIONS

When may I receive a hardship withdrawal?

You may be eligible for an in-service hardship withdrawal from your vested account balance if you have an “unforeseeable emergency” resulting in a “severe financial need.”  To qualify for a hardship withdrawal, the following criteria must be met:

(i)	Aflac’s Administrative Committee must determine a hardship exists and meets the criteria;

(ii)	the hardship withdrawal must be limited to the amount necessary to cover the immediate need;

(iii)	the amount must not be reasonably available from other sources; and

(iv)	the unforeseeable emergency must be

a.	the sudden and unexpected illness or accident of you, your dependents or, for withdrawals from your post-2004 account, your beneficiary,
b.	the loss of your property due to casualty, or
c.	another similar extraordinary and unforeseeable circumstance arising as a result of events beyond your control.

To the extent that your emergency could be relieved by insurance, liquidation of your assets (if the liquidation itself would not cause a severe financial hardship) or ceasing your deferrals under the EDCP, you may not receive a hardship withdrawal.  Unforeseeable emergencies do not include the need to send your child to college or the desire to purchase a home.  You should note that an unforeseeable emergency is not the same as the reasons for a hardship withdrawal from Aflac’s 401(k) plan.

Are there any other in-service withdrawals available?

If you have a pre-2005 account in the EDCP, you may elect to take a lump sum withdrawal of a portion of your pre-2005 account at any time during employment with Aflac.  If you elect to take such a withdrawal, however, 10% of the amount distributed will be forfeited and deducted from your pre-2005 account balance.  This is commonly known as a haircut withdrawal.  If you request more than 90% of your pre-2005 account balance as an in-service distribution, your distribution will be reduced to the extent needed for the 10% forfeiture.  If you take a withdrawal under this provision, you will not be permitted to defer your base pay or bonus earned during the next calendar year after you take the withdrawal.

When can I get a distribution of my benefits?

When you enroll each year, you elect how and when you want your accounts to be distributed, subject to the delay for certain officers described below.  You may choose the following:

▶	You may apply your prior year’s election to new contributions for the upcoming year.

▶	You may make a new election applicable to all contributions for the upcoming year, or

▶	You may make a separate election regarding payment of your base pay and bonus deferrals for each year.

Your election must be made at the same time that you elect the amount of base pay and bonus you would like to defer for the year (generally during open enrollment).  For pre-2005 accounts, you were permitted to choose up to 2 payment dates for your base pay and bonus deferrals.  For any deferrals for which you do not make a payment date election, your payment will be made upon “separation from service” for post-2004 accounts, or termination of employment for pre-2005 accounts.

You may choose to receive payment:

▶	upon “separation from service,” or

▶	on a specified date that is after the next calendar year following the year of the deferrals.

For example, for contributions made during 2015, you could elect to receive payment on a specified date in 2017 or any later year.  If you elect a specified date, your payment will be made on that date regardless of your employment status.  The specified payment dates allow you to save money under the EDCP for specific personal goals, such as college savings or for a down payment on a new home, and receive distribution at the specified time rather than deferring payment until termination of employment or retirement.  With this feature, you may be able to take advantage of the tax savings under the Plan for amounts you would otherwise set aside in personal savings on an after-tax basis.

Any matching contributions and related investment earnings will be distributed at the time that you elect to receive the salary or bonus deferrals to which they relate.

Any discretionary contributions and related investment earnings will be distributed as designated by the Company when the discretionary contributions are granted to you.  If the Company does not designate a payment method for a discretionary contribution grant, the contributions will be distributed at the same time as your salary deferrals for the year, as long as your payment election was made before the beginning of the year, or before the services that relate to the discretionary contribution began.  Otherwise, payment of your discretionary contributions will default to lump sum at separation.

In choosing a payment election for your deferrals under the Plan, you should consider the purpose of the savings and when you will need the money.  Because there is limited ability to make changes in your payment elections (see Can I change my payment date or my form of payment? below) and you cannot access your money earlier than the payment date you originally elect except in the case of an unforeseeable emergency, you should consider your elections carefully.

What special distribution restrictions apply to officers of the Company?

If you are a “key employee” (generally, the 50 highest paid officers of the Company worldwide), if a distribution from your post-2004 account is scheduled to be paid on separation from service, the distribution will be postponed until the 6-month anniversary of separation from service.  If payment is made on a specified calendar date, the 6-month delay does not apply.  The 6-month delay does not apply to distributions to your beneficiary upon your death.

What is “separation from service”?

Separation from service generally means that your services with Aflac permanently decrease to a rate less than 50% of the rate you were previously working.  For example, if you were previously working 50 hours per week and you and Aflac agree to reduce your work schedule, on a permanent basis, to 25 hours per week, you will not be considered separated from service and distributions would not be triggered.  However, if your work schedule were instead reduced to 24 hours per week, you would be considered separated from service and a distribution would be triggered even though you did not terminate employment.  Your services both as an employee and as an independent contractor are taken into account in applying this rule, so if you terminate employment with Aflac but continue to work as an independent contractor, you may not be considered separated from service.

You will also be considered separated from service if you remain on a leave of absence (without a statutory or contractual right to return to employment) for more than 29 months if you are disabled or for more than 6 months if you are not disabled.  If you have a statutory or contractual right to return to employment, you will be considered separated from service if you remain on a leave of absence both beyond the applicable 6-month or 29-month period, and past the period during which you have a right to return to employment.

The separation from service rules do not apply to your pre-2005 account, which is based on termination of employment instead.

What methods of payment are available for my benefits?

For each payment date selected, you have the option of taking your distribution in the following forms:

▶	A single lump sum cash payment; or

▶	Up to ten approximately equal annual installments.

For any deferrals for which you do not make a payment form election, your payment will be made in a single lump sum.

Form of Payment Election Example:  For 2016, assume you wish to save an additional 10% of your base pay for retirement above what you may contribute to Aflac’s 401(k) plan, and you wish to save your entire annual bonus toward payment of college for your child who will graduate from high school in 2019.  Also assume that you think you might retire at age 60.  You could elect to defer 10% of your base pay, and receive payment on the date you reach age 60.  You could elect to defer 100% of your bonus, and elect to receive your bonus deferrals in four annual installments beginning in 2019.

Can I change my payment date or my form of payment?

Pre-2005 Accounts.  For your pre-2005 account, you may make a one-time election for each current payment date, to delay payment to a later date.  The election must be made at least one year before the original payment date, whether by default or due to your original choice.  Once you make a change for a given payment date it may not be changed again.  The payment date(s) may not be changed to an earlier date, only to a later date.  If a portion of your pre-2005 account is payable in a lump sum, either by default or by your choice, you may also make a one-time election to change from a lump sum to installments.  You may make this election separately with respect to the portion of your account payable on each separate payment date.  You may not make an election to change from installments to a lump sum, or to change the number of installments previously elected.

Post-2004 Accounts.  You may make as many changes as you wish to the form of payment and/or payment date for any year’s contributions under your post-2004 account, but the following significant restrictions apply to your ability to make changes:

First -
Your modified election will not take effect for 12 months after the request to change is made.  Therefore, if your payment is triggered in the 12-month period following the change request, the request to change will not take effect.

Second -	Payment of each sub-account that is modified must be deferred for a period of at least 5 years from the date the previous payment would have commenced.

Third -	You may not elect a payment date that is, or could be, earlier than the payment date that applied previously.

Post-2004 Account Payment Election Change Example: A Participant in the EDCP who is not a “key employee” elects to receive distribution of her 2014 base pay deferrals in ten annual installments upon her separation from service.  On March 15, 2016, the Participant determines that she would rather receive a lump sum cash payment of her 2014 accounts and that she does not want to get paid earlier than 2023.  The participant submits an election form on March 15, 2016, to receive her 2014 accounts in a lump sum on the later of January 1, 2023, or, because the original payment date must be delayed at least 5 years, 5 years after separation from service.

Because the modification will not be effective for 12 months (until March 15, 2017), if the Participant separates from service before March 15, 2017, she will receive her 2014 account upon separation from service in ten annual installments as if she had not elected to modify her distribution election.

If the Participant continues to be employed on or after March 15, 2017, her modification will take effect.  Assume the Participant separates from service on June 30, 2017.  Under the original election, her installment payments would have commenced at that time.  However, her lump sum payment is deferred for 5 years from separation from service or until January 1, 2023, if later.  Therefore, the Participant will receive a single lump sum payment of her 2014 base deferral account on January 1, 2023.

Are there any circumstances when my payment election will not apply?

Cashout of Small Accounts.  If your vested post-2004 account balance is less than $25,000 when you separate from service, you will automatically receive payment of your entire vested Post 2004 account within 90 days after separation from service regardless of your election. (if you are a “key employee,” payment will be delayed six months after separation from service).  The Administrative Committee also may distribute portions of your post-2004 account in its discretion if they are below the dollar limit on annual pre-tax contributions to the Aflac 401(k) plan.

For your pre-2005 account, regardless of your election, your benefits will not be paid in installments if the total amount of installment payments you are scheduled to receive is less than $10,000 per year, or other minimum amount set by the Administrative Committee.

Change in Control.  If you separate from service within one year following a change in control of the Company, you will receive your vested post-2004 account balance in a lump sum payment immediately upon separation from service, subject to the 6-month delay if you are a key employee, regardless of your previous election.  If you have made any elections to change the timing or form of payment that delayed the payment of all or a portion of your account for 5 years as described above, your change in control payment will also be delayed 5 years.

If you terminate employment within one year following a change in control of the Company, you will receive a lump sum distribution of your entire pre-2005 account as soon as administratively feasible after your termination.  If your installment payments have begun at the time of the change in control, you will receive a lump sum distribution of the remainder of your pre-2005 account as soon as administratively feasible after the date of the change in control.  Changes to your payment election do not delay a change in control payment with respect to your pre-2005 account.

6-month Delay.  If you are a “key employee,” and you are to be paid upon separation from service, no payment of your post-2004 account will be made for the first six months following separation from service, except payments to your beneficiary upon your death.  Key employees are generally the 50 highest paid officers of the Company worldwide.

Other Provisions.  Payments may also be made other than as elected if necessary to comply with a domestic relations order or if necessary to satisfy income tax obligations resulting from a failure to comply with Section 409A of the Internal Revenue Code.

What death benefits are paid under the EDCP?

If you die, your beneficiary or beneficiaries will receive your entire remaining vested account balance in a single payment.

Will I receive cash or stock as my distribution?

To the extent that your account is deemed invested in whole shares of Aflac Common Stock, you will receive shares of stock in-kind as your distribution.  All remaining amounts will be distributed in cash.  Shares of Aflac Common Stock distributed under the Plan are purchased in the open market.

What resale restrictions are imposed on the Aflac Stock Fund?

If you elected to invest a portion of your account in shares of Aflac Common Stock before that fund was frozen, you may not transfer the investment of that portion of your account to other investments.  Any portion of your account you elected to invest in the Aflac stock fund will remain invested in that fund until the shares are distributed to you.  A person who, at the time of resale of Aflac Common Stock acquired pursuant to the EDCP and registered under the 1933 Act, is not an affiliate of Aflac, generally may resell shares acquired by him or her pursuant to the EDCP without restriction.  “Affiliates” of Aflac generally include all of the directors and principal officers as well as any principal shareholders of Aflac and may include executive officers of Aflac’s subsidiaries if they play a policy-making role at the company level.  A person who is an affiliate of Aflac generally may resell shares only in compliance with the provisions of Rule 144 promulgated by the Securities and Exchange Commission under the 1933 Act.

What fees will I be charged for my distribution?

A processing fee of $35 will be deducted from the proceeds of your distribution.  If Aflac shares are included in your distribution, an additional share transfer fee of $50 will be deducted from the proceeds of your distribution.

INVESTMENTS

What are my investment choices under the EDCP?

You may elect deemed investments that will be used to adjust the value of your account for earnings and losses.  You may choose the percentage of your account to be deemed invested in each of the Plan’s investment funds.  A list of the current funds available under the Plan, along with a description of each fund, historical performance data and the prospectus for each fund, is available on millimanbenefits.com.  You may make investment elections as to existing account balances, as well as for future contributions, in accordance with the Plan’s procedures. To the extent a trust has been established (see below), the Plan’s Administrative Committee has sole discretion regarding the investment of funds in the trust, and may not follow your investment direction.  However, your account in the EDCP will be credited with earnings and losses as if your investment directions were followed.

You may change your investment elections on a daily basis by contacting Milliman:

By internet:

www.millimanbenefits.com

By toll-free telephone:

1-866-767-1212

By Webchat:

www.millimanbenefits.com

How will my account be invested if I do not make an election?

If you do not make an investment election for your account under the EDCP, your account will be deemed invested in the T. Rowe Price Balanced Fund.

Is there a trust fund for the EDCP?

Aflac has established a “rabbi” trust to set aside money to pay benefits under the EDCP, and Charles Schwab Bank serves as trustee of the EDCP’s related trust.  Although the amounts contributed to the EDCP are held in the trust, because of the funding prohibition under Federal tax law for this type of plan, these amounts remain subject to the claims of Aflac’s general creditors in the event of Aflac’s bankruptcy or insolvency.  You do not have any special right to the money in the trust.  However, the trust assets may not be used by Aflac other than in the event of its bankruptcy or insolvency.  In the event of a change in control of the Company, the trust must become fully funded for all account balances current at the time of the change in control.  Contributions may not be made to the trust during any period when the Aflac Incorporated Pension Plan is considered “at-risk.”

ADMINISTRATION

How is the EDCP administered?

The Administrative Committee has overall responsibility for the operation and administration of the EDCP.  The members of the Administrative Committee are appointed by the Compensation Committee of the Company’s Board of Directors, and serve until they resign or are removed by the Compensation Committee.  Currently, all of the members of the Administrative Committee are employees of Aflac.  The Administrative Committee has the sole discretion and authority to interpret the provisions of the EDCP, including determinations as to eligibility, amounts of benefits payable, and the resolution of all factual questions arising in connection with the administration of the EDCP.  Milliman serves as record keeper for the EDCP.  To contact Milliman, see “General Information about the EDCP and Administration” above.

Can I transfer or assign any EDCP benefits to another person?

Your interest in the EDCP cannot be sold, assigned or transferred before distribution, except pursuant to a qualified domestic relations order.

Can the EDCP be amended or terminated?

Although Aflac intends to continue the EDCP indefinitely, Aflac reserves the right to amend or terminate (in whole or in part) or to discontinue contributions to the EDCP at any time.  In addition, each Participating Company reserves the right to terminate its participation in the EDCP, even if the EDCP continues to operate for other Participating Companies.  However, no amendment to or termination of the EDCP may reduce the value of your account (subject to any investment losses that may occur in connection with the termination).  If the Plan is terminated, all accounts will become fully vested.

How do I make a claim for EDCP benefits?

Most questions about your eligibility for benefits or benefit amounts can be resolved quickly and informally.  However, if you disagree with the response from Milliman or the Employee Benefits Department, you may refer your question, claim or grievance (referred to as a claim) in writing to the EDCP’s Administrative Committee.  Any claim must be submitted within 2 years, beginning on (i) the date of your lump sum payment in the case of an issue regarding the lump sum payment, (ii) the date of the first installment, in the case of any issue regarding your installment payments, or (iii) the date on which the action complained of occurred in all other cases.  If you do not submit your claim within this period, you will lose your right to pursue the claim.

The Administrative Committee will usually respond to your claim within 90 days of receiving it.  If there are special circumstances that require an extended period to review your claim, the Administrative Committee will give you a written notice of extension explaining the reasons for the extension and the date by which it expects to give you a decision, which will not be more than 180 days after the Administrative Committee originally received your claim.  If your claim is denied, the Administrative Committee will set forth in writing the specific reasons for the denial and describe the EDCP’s review procedures, including your right to bring a civil action under the Employee Retirement Income Security Act of 1974 (ERISA) if your claim is denied on appeal.  Reference to the EDCP provisions upon which the denial was based will be included.  If possible, the Administrative Committee will tell you how to perfect your claim.

If you are not satisfied with the reasons given for the denial of your claim, you then have 60 days from receipt of the denial during which you may submit to the Administrative Committee (1) written notice that you are appealing the denial of your claim, (2) a statement of your position and (3) any further information which you feel will establish your rights to the benefit or benefits claimed.

You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, as determined under applicable regulations.  The Administrative Committee will completely review your appeal, taking into account all comments, documents, records and other information you submitted without regard to whether the information was submitted or considered in the initial benefit determination.

The Administrative Committee will make a final decision, and present the decision to you in writing generally within 60 days of receipt of your appeal.  If there are special circumstances that require an extended period to review your appeal, the Administrative Committee will give you a written notice of extension explaining the reasons for the extension and the date by which it expects to give you a decision, which will not be more than 120 days after the Administrative Committee received your appeal.  If the decision is unfavorable, the notification you receive will explain the reasons for the denial and the EDCP provisions used to arrive at the decision, and will include a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits (as determined under applicable regulations).

If your claim is denied in whole or in part upon appeal, you will have 90 days to bring suit in Federal court to pursue the claim.  Otherwise, your suit will be precluded.

The Administrative Committee has the sole authority to interpret the provisions of the EDCP, to determine eligibility for benefits, to determine amounts of benefits payable and to resolve all factual questions arising in connection with the administration of the EDCP.  The decisions of the Administrative Committee are conclusive and binding on all participants.

FEDERAL INCOME TAX CONSEQUENCES

For federal income tax purposes, the Company intends that the EDCP be an unfunded, nonqualified deferred compensation plan.  Under present law, regulations and interpretations, participation in the EDCP will have the following federal income tax consequences, assuming continued qualification and administration in accordance with the requirements of the Code:

THIS DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS INTENDED ONLY AS A SUMMARY OF SOME OF THE MORE GENERALLY APPLICABLE FEDERAL INCOME TAX RULES.  NO ATTEMPT HAS BEEN MADE TO DISCUSS SPECIAL PROVISIONS THAT MIGHT BE APPLICABLE IN A PARTICULAR SITUATION.  THIS DISCUSSION DOES NOT ADDRESS STATE, CITY OR LOCAL TAX ISSUES.  YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF YOUR CONTRIBUTIONS TO AND DISTRIBUTIONS FROM THE EDCP.

Contributions.  Your salary and bonus deferrals and any company contributions to the EDCP will not be subject to federal income taxes for the year in which they are made to the EDCP.  However, contributions will be subject to Social Security and Medicare taxes for the year in which they are contributed to the EDCP, or in the year in which they become vested, if later.  All contributions will be taxable to you for the taxable year in which they are distributed.  These contributions will not be deductible by Aflac until the year in which they are distributed.

Earnings.  The earnings attributable to all contributions to the EDCP will not be subject to federal income taxes until the taxable year in which they are distributed to you.  Once contributions have been subject to Social Security and Medicare taxes (the year in which they are contributed, or the year to which they become vested, if later), any additional earnings on those amounts will not be subject to Social Security and Medicare taxes when distributed from the Plan.

Distributions.  Distributions from your account generally will be taxable as ordinary income in the year of distribution.

Compliance with Internal Revenue Code Section 409A.  As stated above, the EDCP is subject to the restrictions of Internal Revenue Code Section 409A, and is designed to comply with those restrictions.  However, in the event that an error is made in the form of the Plan or operation, and a violation of Section 409A results, you may be subject to an additional 20% penalty tax, accelerated inclusion of deferred amounts in your income, and an interest penalty on the taxes at a higher rate than would ordinarily apply under IRS rules.  Any time you believe you may be due to receive a distribution from the EDCP, you should notify Aflac as soon as possible to avoid any delays that may result in these penalties.

Nonqualified Status. The EDCP is not considered qualified under Section 401(a) of the Internal Revenue Code.

INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed below, and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the Company files a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated by reference into this prospectus:

(1)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(2)           All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act since December 31, 2013;

(3)           The description of the Company’s Common Stock as contained in Aflac’s Registration Statement No. 2-42723 on Form S-1 filed with the Securities and Exchange Commission and incorporated by reference in Aflac’s Registration Statement on Form 8-A dated March 29, 1974, and all amendments and reports filed for the purpose of updating such description.

The Company will provide without charge to each person to whom this document is delivered, at the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents).  The Company also will provide without charge upon request a copy of the Company’s latest Annual Report to Shareholders.  If the Company otherwise has furnished a copy of the Company’s latest Annual Report to Shareholders, it need not be redelivered, but upon your written or oral request, another copy will be furnished promptly.  Requests for additional information should be directed to:

Director of Investor Relations
Aflac Incorporated, Worldwide Headquarters

1932 Wynnton Rd.
Columbus, GA  31999

A Comparison to Aflac’s 401(k) Plan

Many features of the EDCP are similar to Aflac’s 401(k) plan, but there are some differences, most notably with flexibility and risk.  This chart highlights some of the similarities and differences.

		401(k) Plan		EDCP
Pre-Tax Deferral Limits	• • •	$18,000 for 2015 $24,000 for those age 50 and over in 2015 May be less due to discrimination testing	• •	Up to 75% of your regular base pay Up to 100% of your Annual Bonus
Changing Deferrals	•	May change contribution percentage at any time during the year	• •	May only be changed or revoked during open enrollment before the beginning of the year Annual bonus deferrals must be made more than a year in advance of the payment date for the bonus
Matching Contribution	•	Company matches 50% of first 6% of compensation deferred	•	Discretionary
Employer Discretionary Contributions	•	Discretionary	•	Discretionary
Tax-Deferred Status	• •	Savings and investment earnings are tax-deferred until withdrawn or paid Once you have terminated employment, distributions must begin at age 70½	• •	Deferrals and investment earnings are not subject to income taxes Deferrals and vested company contributions are subject to Social Security and Medicare taxes
Access to Your Money	• • • •
Loans are available, to be repaid with interest
In-service withdrawals permitted upon financial hardship for specific needs
In-service withdrawals permitted any time after age 59½
Withdrawals before age 59½ may result in a 10% penalty tax

• • • • •
No loans permitted
Penalty-free scheduled distributions available while employed, but time of withdrawal must be chosen in advance;
For post-2004 Plan year balances, unscheduled withdrawals are not permitted (except for unforeseeable hardship);
A 10% penalty applies to unscheduled distributions of pre-2005 Plan year balances (except for hardship)
Changes to payment timing are limited, and earlier payment is generally not allowed

Portability	•	You may roll your balance over to an IRA or other qualified plan	•	No rollover is available

		401(k) Plan		EDCP
Distribution Options at Termination	• • • •
Lump sum (partial withdrawals and installments are also available to retirement-eligible participants)
If distributed before age 59½, a 10% penalty tax may apply
You may delay distribution after termination and decide when you want to receive payment
You may achieve flexibility in payment timing by rolling over to an IRA

• • •
Lump sum or annual installment payments over a designated number of years available
No penalty on termination withdrawals at any age
May delay distribution until after termination, but time of payment must be designated in advance

Investing	•	You specify among different investment options	•	You specify among different deemed investment options
Risk	• • •	Investment risk based on fund selection and market performance No risk of being an unsecured creditor Benefit held in trust and isolated from credit risk of Company	• • •	Investment risk based on fund selection and market performance Additional risk of being an unsecured creditor Benefit held in trust, but still subject to credit risk of Company

DESCRIPTION OF INVESTMENT FUNDS

Detailed summary sheets for the investment options under the EDCP were included in your enrollment materials, or you can view them online at www.millimanbenefits.com:

▶
On the millimanbenefits.com home page, enter your User ID and Password.  If you have already created a User ID for access to the Aflac Incorporated Pension Plan, you will use the same User ID and Password for the EDCP.

If you are logging on for the first time:

o	User ID: Enter your Social Security number. For security reasons, we encourage you to create a Custom User ID that includes both numbers and letters.

o
Password: The first time you log on to the website, your password will be your month and year of birth (MMYY). You must change your initial password to a 6-to 12-digit password made up of letters and numbers.

▶	Choose the “Aflac Incorporated Executive Deferred Compensation Plan”.

▶	Choose the “Investments” tab.

▶	Select “View Fund Information”.

▶	Select the appropriate tab to view Performance and Prospectus information.

The value of your Plan account will vary depending on the performance of the investment crediting option(s) you select.  There are risks associated with each of the investment crediting options.  While no actual investment is made in the deemed investment funds, your account is subject to the same market investment risk as an actual investment in the funds.  Depending on market conditions and other factors, it is possible that at distribution you could receive less money than you deferred.  Neither Aflac, Charles Schwab Bank nor Milliman guarantees investment returns.

Each of the funds is subject to investment management fees that are automatically deducted from the fund and reduce the return you would otherwise receive on your investments.  In addition, your investment in funds under the EDCP will be subject to any restrictions on trading frequency that apply under the fund’s policies.  Please see the prospectus for each fund for the fund’s individual expense ratio and further information regarding the terms and conditions of the fund.

Important note on Bonds: Return of principal in a bond fund is not guaranteed.  Bond funds have the same interest rate, inflation, and credit risks that are associated with the underlying bonds owned by the fund.  Generally, the value of bond funds rises when prevailing interest rates fall and falls when interest rates rise.  Non-investment grade debt securities, commonly referred to as high-yield or “junk” bonds, may be subject to greater market fluctuations and risk of loss of income and principal than securities in higher rating categories.

Important note on Funds that Invest in Foreign Securities:  Investment in foreign securities involves special risks, including foreign currency risk and the possibility of substantial volatility due to adverse political, economic or other developments.  These risks are magnified for investments made in emerging markets.